UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Stone, Roger W.
   Stone Container Corporation
   150 North Michigan Avenue
   Chicago, IL  60601-7568
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Morton International, Inc.  (MII)

3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   06/30/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
                             |10/24/|A   |500               |A  |           |4,500 (1)          |D     |                           |
          Common Stock       |96    |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
          Phantom Stock |1-for-1 |8/22/|A   |59.3081    |A  |(2)  |(2)  |Common Stock|59.3081|$37.937|59.3081     |D  |            |
Units                   |        |96   |    |           |   |     |     |            |       |5      |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |9/9/9|A   |8.9464     |A  |(2)  |(2)  |"           |8.9464 |$38.187|8.9464      |D  |            |
           "            |        |6    |    |           |   |     |     |  "         |       |5      |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |9/30/|A   |193.3439   |A  |(2)  |(2)  |"           |193.343|$39.437|193.3439    |D  |            |
           "            |        |96   |    |           |   |     |     |  "         |9      |5      |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |10/24|A   |36.8098    |A  |(2)  |(2)  |"           |36.8098|$40.75 |36.8098     |D  |            |
           "            |        |/96  |    |           |   |     |     |  "         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |11/20|A   |36.5854    |A  |(2)  |(2)  |"           |36.5854|$41.00 |36.5854     |D  |            |
           "            |        |/96  |    |           |   |     |     |   "        |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |12/9/|A   |9.3270     |A  |(2)  |(2)  |"           |9.3270 |$41.062|9.3270      |D  |            |
           "            |        |96   |    |           |   |     |     |  "         |       |5      |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |12/20|A   |36.5297    |A  |(2)  |(2)  |"           |36.5297|$41.062|36.5297     |D  |            |
           "            |        |/96  |    |           |   |     |     |  "         |       |5      |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |12/31|A   |186.2596   |A  |(2)  |(2)  |"           |186.259|$40.937|186.2596    |D  |            |
           "            |        |/96  |    |           |   |     |     |  "         |6      |5      |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |1/23/|A   |53.8922    |A  |(2)  |(2)  |"           |53.8922|$41.75 |53.8922     |D  |            |
           "            |        |97   |    |           |   |     |     |  "         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |3/10/|A   |9.9916     |A  |(2)  |(2)  |"           |9.9916 |$42.625|9.9916      |D  |            |
           "            |        |97   |    |           |   |     |     |  "         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
          Phantom Stock |1-for-1 |3/31/|A   |178.3626   |A  |(2)  |(2)  |Common Stock|178.362|$42.75 |178.3626    |D  |            |
Units                   |        |97   |    |           |   |     |     |            |6      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |5/1/9|A   |931.3918   |A  |(2)  |(2)  |"           |931.391|$31.00 |931.3918    |D  |            |
           "            |        |7    |    |           |   |     |     |  "         |8      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |6/9/9|A   |15.0819    |A  |(2)  |(2)  |"           |15.0819|$31.50 |15.0819     |D  |            |
           "            |        |7    |    |           |   |     |     |  "         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |6/26/|A   |72.8745    |A  |(2)  |(2)  |"           |72.8745|$30.875|72.8745     |D  |            |
           "            |        |97   |    |           |   |     |     |  "         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
     (1) Consists of 4,500 shares of common stock received pursuant to a spinoff from (old) Morton International,
Inc. ("old Morton") on a share-for-share
basis.
     (2) The phantom stock units were accrued under the Morton International, Inc. Directors Deferred Compensation
Plan and are to settle upon
retirement.
SIGNATURE OF REPORTING PERSON
/s/ Roger W. Stone
DATE
August 14, 1997